Notice of Annual Meeting of Stockholders
                    Wednesday, April 8, 1998
                    11:00 A.M.

                    J.P. Morgan & Co. Incorporated
                    Morgan Hall West
                    46th Floor, 60 Wall Street
                    New York, New York


                                                      March 9, 1998

JP Morgan           To our stockholders:

                    We are pleased to invite you to attend our 1998 annual meeting of stockholders to:

                    o  Elect seventeen directors,

                    o Approve the appointment of Price Waterhouse LLP as independent accountants for 1998,

                    o  Act on three stockholder proposals to be presented, and

                    o Conduct other business properly brought before the meeting.

                    Stockholders of record at the close of business on February 27, 1998 may vote at the meeting.

                    Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided. If you are a registered stockholder, you may also vote by telephone. Instructions are included on your proxy card. You may change your vote by sending in a signed proxy card with a later date or by attending the meeting and voting in person.


                                                      Rachel F. Robbins
                                                      Secretary

                    Proxy statement table of contents

                                                                            Page

                    Information about the annual meeting and voting..........  1

                    Item 1: Election of directors............................  3

                            Biographies of our Board nominees................  3
                            Committees of the Board of Morgan................  8
                            Committees of the Board of the Bank..............  9
                            Director compensation............................ 10
                            Our executive officers........................... 11
                            Stock ownership of management.................... 12
                            Stock ownership of certain beneficial owners..... 13
                            Compensation committee report on executive
                              compensation................................... 13
                            Summary compensation table....................... 16
                            Stock options.................................... 18
                            Stock performance graphs......................... 19
                            Retirement benefits.............................. 20
                            Transactions with directors and officers......... 21

                    Item 2: Approval of Price Waterhouse LLP as
                            independent accountants.......................... 21

                    Item 3: Stockholder proposal relating to
                            lending criteria................................. 22

                    Item 4: Stockholder proposal relating to political
                            contributions.................................... 24

                    Item 5: Stockholder proposal relating to
                            cumulative voting................................ 25

                    Item 6: Other matters.................................... 27

                            Section 16(a) beneficial ownership
                              reporting compliance........................... 27
                            Proxy solicitation............................... 27
                            Stockholder proposals............................ 27

                    Information about the annual meeting and voting

                    The Board of Directors of J.P. Morgan & Co. Incorporated (which we refer to in this proxy statement as "Morgan") is soliciting your proxy to vote at our 1998 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

                    We began mailing this proxy statement and the enclosed proxy card on or about March 9, 1998 to all stockholders entitled to vote. Stockholders who owned Morgan common stock, our only class of voting stock, at the close of business on the record date, February 27, 1998, are entitled to vote. As of this record date, there were 177,618,171 shares of Morgan common stock outstanding. We are also sending the Morgan 1997 Annual Report, which includes our financial statements, along with this proxy statement.

Date, time          Date:    Wednesday, April 8, 1998
and place of        Time:    11:00 a.m.
meeting             Place:   Morgan Hall West
                             46th Floor, 60 Wall Street
                             New York, New York

Voting your         Each share of Morgan common stock that you own entitles you
proxy               to one vote. The  proxy card indicates the number of shares that you own.

                    Whether or not you plan to attend the annual meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the meeting and vote. If you are a registered stockholder, you may also vote by telephone. Instructions are included on your proxy card.

                    If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

                    o "FOR" the election of all seventeen nominees for director (as described on page 3),

                    o "FOR" the approval of Price Waterhouse LLP as independent accountants for 1998 (as described on page
                       21), and

                    o "AGAINST" each of the three stockholder proposals to be presented (as described on pages 22 to 26).

                    If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no matters needing to be acted on at the meeting except for those discussed in this proxy statement.

Revoking your       o  You may send in another signed proxy card with a later
proxy                  date,

                    o You may notify our Secretary in writing before the meeting that you have revoked your proxy, or o You may vote in person at the meeting.

Voting in person    If you plan to attend the meeting and vote in person, we
                    will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on February 27, 1998, the record date for voting.

Appointing your     If you want to give your proxy to someone other than the
own proxy           individuals named as proxies on the proxy card, you may do so by crossing out the names of those individuals and inserting the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum              A quorum of stockholders is necessary to hold a valid
requirement         meeting. A majority of the shares entitled to vote in person or by proxy at the meeting constitutes a quorum. Abstentions and broker "non-votes" are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

                    Item                             Vote necessary*
                    ----                             ---------------
Vote necessary      Item 1:         Election of      Directors are elected by a
to approve                          directors        plurality vote of shares
proposals                                            present at the meeting,
                                                     meaning that the director
                                                     nominee with the most
                                                     affirmative votes for a
                                                     particular slot is elected
                                                     for that slot. Only the
                                                     number of votes "for" and
                                                     "against" affect the
                                                     outcome. Abstentions have
                                                     no effect on the vote.

                    Item 2:         Approval of      Approval requires the
                                    independent      affirmative vote of a
                                    accountants      majority of the shares
                                                     present at the meeting in
                                                     person or by proxy.
                                                     Abstentions are counted and
                                                     have the effect of a vote
                                                     "against."

                    Items 3-5:      Stockholder      Same as for Item 2.
                                    proposals

                    * Under New York Stock Exchange rules, if your broker holds your shares in its name, the broker is permitted to vote your shares on Items 1 and 2 even if it does not receive voting instructions from you. Your broker may not vote your shares on Items 3-5 absent instructions from you. Without your voting instructions, a broker non-vote will occur on Items 3-5 but will have no effect on the vote.

Confidentiality     Proxies, ballots and voting tabulations identifying
of voting           stockholders are kept confidential and will not be available to anyone except as actually necessary to meet legal requirements.

                    Item 1: Election of directors

                    Our Board of Directors has nominated seventeen directors for election at the annual meeting. Each nominee is currently serving as one of our directors. If you reelect them, they will hold office until the next annual meeting or until their successors have been elected.

                    Your proxy will vote for each of the nominees unless you specifically withhold authority to vote for a particular nominee.

                    If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected.

                    All nominees are currently also directors of Morgan Guaranty Trust Company of New York (which we refer to in this proxy statement as the "Bank").

                    Dennis Weatherstone, who has served as a director since 1979, will not stand for reelection at the annual meeting.

                    During 1997 there were nine meetings of the Board of Directors of Morgan. Each director attended at least 75% of the meetings of the Board and committees of which he or she was a member.

                    Biographies of our Board nominees

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Douglas A. Warner III  Director since 1990.       Age 51.

                    Chairman of the Boards of Morgan and the Bank (since January
                    1995) and President of Morgan and the Bank (since January
                    1990). Chairman of the Executive Committees of Morgan and the Bank. Director of Anheuser-Busch Companies, Inc. and General Electric Company. Member of the Board of Counselors of Bechtel Group, Inc. Chairman of the Board of Managers of Memorial Sloan-Kettering Cancer Center. Trustee of Pierpont Morgan Library. Director of The Bankers Roundtable. Member of The Business Roundtable. Vice Chairman of The Business Council.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Paul A. Allaire        Director since 1997.       Age 59.

                    Chairman of the Board and Chief Executive Officer (since
                    1991) and Director of Xerox Corporation (office equipment). Member of the Audit Committee and the Committee on Fiduciary Matters of Morgan and the Examining Committee of the Bank. Director of Sara Lee Corporation, SmithKline Beecham p.l.c. and Lucent Technologies. Member of the Boards of Council on Competitiveness, Council on Foreign Relations, New York City Ballet, Ford Foundation and Catalyst. Member of The Business Council, The Business Roundtable and National Academy of Engineering. Trustee of Worcester Polytechnic Institute and Carnegie-Mellon University.

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[PHOTO OMITTED]     Riley P. Bechtel       Director since 1995.       Age 45.

                    Chairman (since January 1996), Chief Executive Officer (since June 1990) and Director (since August 1987) of Bechtel Group, Inc. (engineering and construction). Member of the Committee on Management Development and Executive Compensation of Morgan. Director of Fremont Group, L.L.C., Fremont Investors, Inc. and Sequoia Ventures, Inc. Trustee of Thacher School. Member of American Society of Corporate Executives, The Business Council, The Business Roundtable, The Trilateral Commission and The National Petroleum Council. Member of Advisory Council of Stanford University Graduate School of Business and Dean's Advisory Council of Stanford University School of Law. Director of Jason Foundation for Education.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Lawrence A. Bossidy    Director since 1998.       Age 63.

                    Chairman of the Board (since January 1992) and Chief Executive Officer (since July 1991) and Director of AlliedSignal Inc. (diversified manufacturing). Director of Merck & Co., Inc. Member of The Business Council and The Business Roundtable.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Martin Feldstein       Director since 1993.       Age 58.

                    President and Chief Executive Officer of National Bureau of Economic Research, Inc. (private, non-profit research organization) and Professor of Economics at Harvard University (since 1969). Member of the Audit Committee of Morgan and the Examining Committee and the Committee on Employment Policies and Benefits of the Bank. Director of TRW Inc. and American International Group, Inc. Member of Council on Foreign Relations, The Trilateral Commission, American Academy of Arts and Sciences, American Philosophical Society and Corporation of Massachusetts General Hospital.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Ellen V. Futter        Director since 1997.       Age 48.

                    President and Trustee of American Museum of Natural History (since November 1993). Ms. Futter served as President of Barnard College from May 1981 through September 1993. Member of the Audit Committee of Morgan and the Examining Committee and the Committee on Employment Policies and Benefits of the Bank. Director of Bristol-Myers Squibb Company and Phi Beta Kappa Associates. Trustee of Consolidated Edison Company of New York, Inc. Member of Council on Foreign Relations and Advisory Board of the Yale School of Management. Partner in the New York City Partnership.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Hanna H. Gray          Director since 1976.       Age 67.

                    President Emeritus and Harry Pratt Judson Distinguished Service Professor of History of The University of Chicago (since July 1993). Dr. Gray was President of The University of Chicago from July 1978 to July 1993. Chairman of the Committee on Fiduciary Matters and member of the Committee on Director Nominations and Board Affairs of Morgan. Director of Ameritech Corp., Atlantic Richfield Company and Cummins Engine Co., Inc. Trustee of Andrew W. Mellon Foundation, Harvard University and Howard Hughes Medical Institute. Member of Council on Foreign Relations, American Academy of Arts and Sciences and American Philosophical Society. Regent of The Smithsonian Institution.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Walter A. Gubert       Director since 1998.       Age 50.

                    Vice Chairman of the Boards of Morgan and the Bank and member of the Executive Committees of Morgan and the Bank (since March 1998). Mr. Gubert was Managing Director of the Bank from September 1989 to February 1998; Chairman of the Bank's European Management Committee from June 1993 to December 1997 and Senior Regional Executive for Europe from March 1995 to December 1997.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     James R. Houghton      Director since 1982.       Age 61.

                    Retired Chairman of the Board of Corning Incorporated. Mr. Houghton was Chairman of the Board and Chief Executive Officer of Corning Incorporated from April 1983 to April 1996. Chairman of the Committee on Management Development and Executive Compensation of Morgan. Member of the Executive Committees of Morgan and the Bank. Director of Corning Incorporated, Exxon Corporation and Metropolitan Life Insurance Company. Trustee of Corning Museum of Glass, Metropolitan Museum of Art and Pierpont Morgan Library. Member of The Business Council and Harvard Corporation.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     James L. Ketelsen      Director since 1977.       Age 67.

                    Retired Chairman of the Board and Chief Executive Officer of Tenneco Inc. (diversified industrial). Mr. Ketelsen was Chairman of the Board of Tenneco Inc. from July 1978 to May 1992 and Chief Executive Officer from July 1978 to January 1992. Chairman of the Audit Committee and member of the Committee on Fiduciary Matters of Morgan and Chairman of the Examining Committee of the Bank. Director of GTE Corporation and Sara Lee Corporation. Trustee of Northwestern University.

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[PHOTO OMITTED]     John A. Krol           Director since 1997.       Age 61.

                    Chairman of the Board (since October 1997) and Director of E.I. du Pont de Nemours and Company (global chemical and energy). Mr. Krol was Chief Executive Officer of DuPont from December 1995 to February 1998, President from October 1995 to October 1997, Vice Chairman of DuPont from March 1992 to October 1995 and Senior Vice President of DuPont Fibers from 1990 until 1992. Member of the Audit Committee and Committee on Director Nominations and Board Affairs of Morgan and the Examining Committee of the Bank. Director of Mead Corporation, National Association of Manufacturers, Delaware Art Museum and Catalyst. Member of Board of Trustees of Tufts University, University of Delaware and Corporate Liaison Board of American Chemical Society. Member of The Business Council. Trustee of Hagley Museum and U.S. Council for International Business.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Roberto G. Mendoza     Director since 1990.       Age 52.

                    Vice Chairman of the Boards of Morgan and the Bank (since January 1990) and member of the Executive Committees of Morgan and the Bank. Director of Consorcio de Alimentos Fabril-Pacifico, S.A., Mid Ocean Reinsurance Company Ltd., Travelers/Aetna Property Casualty Corp. and Reuters Group PLC.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Michael E. Patterson   Director since 1995.       Age 55.

                    Vice Chairman of the Boards of Morgan and the Bank (since December 1995) and member of the Executive Committees of Morgan and the Bank. Mr. Patterson was Chief Administrative Officer of Morgan and the Bank from November 1994 to December 1995 and Executive Vice President and General Counsel of Morgan and the Bank from March 1987 to November 1994. Director of Euroclear Clearance System S.C. and Euroclear Clearance System Public Limited Company. Trustee of Columbia University.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Lee R. Raymond         Director since 1987.       Age 59.

                    Chairman of the Board and Chief Executive Officer (since April 1993) and Director of Exxon Corporation. Mr. Raymond was President of Exxon Corporation from January 1987 to April 1993. Chairman of the Committee on Director Nominations and Board Affairs and member of the Committee on Management Development and Executive Compensation of Morgan. Director of American Petroleum Institute and United Negro College Fund. Trustee of Southern Methodist University and Wisconsin Alumni Research Foundation. Member of The Business Council, The Business Roundtable, Council on Foreign Relations, Emergency Committee for American Trade, National Petroleum Council, The Trilateral Commission and The University of Wisconsin Foundation.

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[PHOTO OMITTED]     Richard D. Simmons     Director since 1990.       Age 63.

                    Retired President of The Washington Post Company and International Herald Tribune. Mr. Simmons was President of International Herald Tribune from April 1989 to April 1996 and President of The Washington Post Company from September 1981 to May 1991. Member of the Committee on Fiduciary Matters of Morgan and Chairman of the Committee on Employment Policies and Benefits of the Bank. Director of Union Pacific Corporation and The Washington Post Company. Member of General Electric Investment Corporation Equity Advisory Board, Advisory Board of Directorship and council member of White Burkett Miller Center of Public Affairs at The University of Virginia.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Kurt F. Viermetz       Director since 1990.       Age 58.

                    Mr. Viermetz was Vice Chairman of the Boards of Morgan and the Bank from January 1990 to January 1998. Member of Supervisory Board of Hoechst AG and VEBA AG. Member of International Advisory Board of Metro Holding AG, Zug/Switzerland. Chairman of New York Stock Exchange International Capital Markets Advisory Committee. Member of Federal Reserve Bank of New York International Capital Markets Advisory Committee. Director of New York Philharmonic Society. Trustee of The Johns Hopkins University's American Institute for Contemporary German Studies. Member of Board of the American Council on Germany, New York.

--------------------------------------------------------------------------------

[PHOTO OMITTED]     Douglas C. Yearley     Director since 1993.       Age 62.

                    Chairman of the Board and Chief Executive Officer (since May
                    1989) and Director of Phelps Dodge Corporation. Mr. Yearley was President of Phelps Dodge Industries from 1988 until 1990 and Executive Vice President of Phelps Dodge Corporation from 1987 until 1989. Member of the Committee on Management Development and Executive Compensation and the Committee on Director Nominations and Board Affairs of Morgan. Director of USX Corporation and Lockheed Martin Corporation. Chairman of National Mining Association. Director of Copper Development Association and International Copper Association. Member of Policy Committee of The Business Roundtable and The Business Council. Director of Phoenix Symphony.

                    Committees of the Board of Morgan Audit Committee

James L. Ketelsen   This committee, which met six times during 1997, is
 (Chairman)         responsible for overseeing the financial reporting process
Paul A. Allaire     and the effectiveness of internal controls of Morgan and its
Martin Feldstein    consolidated subsidiaries, including the Bank, and for
Ellen V. Futter     recommending to the Board of Morgan the designation each
John A. Krol        year of independent accountants.

                    Committee on Management Development and Executive
                    Compensation

James R. Houghton   This committee, which met four times during 1997, is
 (Chairman)         responsible for advising the Board, in consultation with
Riley P. Bechtel    senior management, on the development of key executives and
Lee R. Raymond      recommending or approving their compensation, including the
Douglas C. Yearley  following: (1) evaluating, on a periodic basis, the performance of senior officers and succession planning for key executives, including the Chairman, and making recommendations to the Board; (2) supervising the administration of our incentive and stock plans; (3) reviewing and approving all awards and options granted under our incentive and stock plans and making recommendations to the Board with respect to awards and options for certain members of senior management and (4) reviewing officer compensation policies.

                    Committee on Director Nominations and Board Affairs

Lee R. Raymond      This committee, which met three times during 1997, is
 (Chairman)         responsible for making recommendations to the Board with
Hanna H. Gray       respect to the qualifications and nominations of directors,
John A. Krol        directors' functions, committees, compensation and
Douglas C. Yearley  retirement and other matters affecting directors. In determining its recommendations, this committee will consider nominees recommended by stockholders. Stockholder recommendations should be made in writing, addressed to this committee, attention of the Secretary of J.P. Morgan & Co.
                    Incorporated, 60 Wall Street, New York, New York 10260-0060.

                    Committee on Fiduciary Matters

Hanna H. Gray       This committee (formerly the Committee on Trust Matters),
 (Chairman)         which met twice during 1997, is responsible for reviewing
Paul A. Allaire     the general conduct of the business of the departments and
James L. Ketelsen   affiliates of Morgan and the Bank engaged in investing and
Richard D. Simmons  administering assets held for others in trust and investment management accounts.

                    Committees of the Board of the Bank

                    Examining Committee

James L. Ketelsen   This committee, which met six times during 1997, is
 (Chairman)         responsible for examinations of the Bank in accordance with
Paul A. Allaire     New York State banking law.
Martin Feldstein
Ellen V. Futter
John A. Krol

                    Committee on Employment Policies and Benefits

Richard D. Simmons  This committee, which met twice in 1997, is responsible for
 (Chairman)         reviewing the Bank's Retirement, Profit Sharing, and
Martin Feldstein    Long-Term Disability Plans, Morgan's overseas benefit plans,
Ellen V. Futter     non-officer salary and other benefits and employee relations
Dennis Weatherstone and affirmative action programs.

                    Director compensation

                    We provide the following compensation to our directors for their services as directors.

Annual fees         o  Each non-employee director receives an annual retainer
                       of $30,000 and an attendance fee of $1,200 for each meeting of the Board of Morgan and the Bank attended.

                    o We also pay our non-employee directors for serving on committees of the Boards: an annual retainer of $20,000 for the Chairman and $12,500 for the members of the Audit Committee and the Committee on Management Development and Executive Compensation, and $10,000 for the Chairman and $7,500 for the members of the other committees. The members of the Audit Committee also serve on the Bank's Examining Committee but receive no additional retainer for this service.

                    o We also reimburse directors for travel expenses to meetings of the Boards and committees.

Director Stock      Under a Director Stock Plan (1992), as amended, non-employee
Plan                directors receive an annual award of share credits for 500 shares of Morgan common stock for their service during the preceding year. This award is pro rated where a director did not serve for all of the preceding year. After termination of service as a director, all awards are paid in shares of stock to the director, or, in the case of death, to their designated beneficiary or estate. This award is credited annually with dividend equivalents.

Deferred            Under our Deferred Compensation Plan for Directors' Fees,
Compensation        non-employee directors may defer their compensation for
Plan for            services as Board or committee  members. The plan permits
Directors' Fees     directors to make separate deferral elections as to their
                    annual retainer and their meeting fees. Participating directors may elect under the plan to direct Morgan or the Bank to credit deferred amounts to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to the cash account are credited annually with interest earned. Amounts deferred to the stock account are credited annually with dividend equivalents.
                    Participating directors are entitled to receive a cash distribution of the balance in their accounts in full or in up to fifteen annual installments after termination of service as a director.

The Bank's          Retired non-employee directors are eligible to serve as
Directors Advisory  members of the Bank's  Directors Advisory Council.
Council             Members of the council receive an annual retainer of
                    $30,000.

                    Our executive officers

                    The following individuals are the current executive officers of Morgan. The Chairman of the Board, President, Chairman of the Executive Committee, and Vice Chairmen of the Board of Morgan are elected annually by the Board of Directors to serve until the next annual election of officers and until their respective successors have been elected and have qualified. All other executive officers are elected annually and hold office at the pleasure of the Board of Directors.

                    Douglas A. Warner III        Age 51.

                    Chairman of the Boards and President of Morgan and the Bank. See "Election of Directors" on page 3.

                    Walter A. Gubert             Age 50.

                    Vice Chairman of the Boards of Morgan and the Bank. See "Election of Directors" on page 5.

                    Roberto G. Mendoza           Age 52.

                    Vice Chairman of the Boards of Morgan and the Bank. See "Election of Directors" on page 6.

                    Michael E. Patterson         Age 55.

                    Vice Chairman of the Boards of Morgan and the Bank. See "Election of Directors" on page 6.

                    Thomas B. Ketchum            Age 47.

                    Chief Administrative Officer of Morgan since January 1998; member of the Board of Directors of J.P. Morgan Securities Inc. since October 1995; Managing Director of Morgan since August 1992 and of J.P. Morgan Securities Inc. since July 1994.

                    John A. Mayer Jr.            Age 58.

                    Chief Financial Officer of Morgan and the Bank since June 1995; Managing Director of Morgan from January 1990 and of the Bank from February 1989 to June 1995.

                    Rachel F. Robbins            Age 47.

                    General Counsel and Secretary of Morgan since February 1996 and Managing Director, General Counsel and Secretary of the Bank since March 1997; Managing Director of Morgan and of J.P. Morgan Securities Inc. since January 1988; General Counsel and Secretary of J.P. Morgan Securities Inc. since January 1986; Deputy General Counsel of Morgan from July 1992 to February 1996.

                    David H. Sidwell             Age 44.

                    Managing Director and Controller of Morgan and the Bank since December 1994; Senior Vice President and Controller of Morgan and the Bank from April 1994 to December 1994; Senior Vice President of the Bank from February 1989 to April 1994.

                    Stephen G. Thieke            Age 51.

                    Managing Director and Head of Corporate Risk Management of Morgan since March 1996; Chairman, Market Risk Committee of Morgan since June 1993; Chairman of the Board of J.P. Morgan Securities Inc. since November 1993 and from April 1991 to October 1992; Managing Director of Morgan from March 1991 to June 1993; President of J.P. Morgan Securities Inc. from October 1990 to November 1993; Vice Chairman of the Board of J.P. Morgan Securities Inc. from February 1990 to April 1991 and from October 1992 to November 1993.

                    Stock ownership of management

                    The following table shows, as of February 27, 1998, the Morgan stock-based holdings of each director, each executive officer named in the Summary Compensation Table appearing on page 16, and all directors and executive officers as a group, based on information provided by these individuals. Each individual beneficially owns less than 1% of our common stock. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares shown in the "Stock" column of the table.

                    ============================================================
                    Name of individual or group               Stock(1)  Total(2)
                    ------------------------------------------------------------
                    Douglas A. Warner III................   417,161(3) 1,116,189
                    Roberto G. Mendoza...................   347,940      891,343
                    Kurt F. Viermetz.....................   433,408      569,501
                    Michael E. Patterson.................   260,488(4)   454,221
                    Walter A. Gubert.....................   135,624(5)   573,748
                    John A. Mayer Jr.....................   195,680(6)   368,719
                    Paul A. Allaire......................     5,000        5,000
                    Riley P. Bechtel.....................       500        1,229
                    Lawrence A. Bossidy..................     5,000        5,000
                    Martin Feldstein.....................     1,000        2,598
                    Ellen V. Futter......................       500(7)       500
                    Hanna H. Gray........................       800        2,667
                    James R. Houghton....................     1,000        2,867
                    James L. Ketelsen....................     7,800        9,667
                    John A. Krol.........................       950        1,132
                    Lee R. Raymond.......................       500       10,503
                    Richard D. Simmons...................     1,000        2,867
                    Dennis Weatherstone..................   740,104      880,705
                    Douglas C. Yearley...................     1,000(8)     2,727
                    All directors and executive
                     officers as a group................. 3,016,767(9) 5,995,396
                    ------------------------------------------------------------

                    (1) Includes shares of our common stock beneficially owned, directly or indirectly. The number of shares in the column also includes the following shares of common stock which the individual(s) had the right to acquire within 60 days of February 27, 1998 through the exercise of options: Mr. Warner, 366,155 shares; Mr. Mendoza, 266,667 shares; Mr. Viermetz, 266,667 shares; Mr. Patterson, 253,555 shares; Mr. Gubert, 130,000 shares; Mr. Mayer, 182,332 shares; Mr. Weatherstone, 529,694 shares; all directors and executive officers as a group, 2,417,780 shares.

                    (2) Shows total stock-based holdings, including securities included in the "Stock" column (as described in footnote 1), plus non-voting interests, including restricted stock, deferred compensation accounted for as units of common stock, stock options that will not become exercisable within 60 days, awards of share credits under the Director Stock Plan (1992) described on page 10 and directors' fees deferred as units of common stock under the Deferred Compensation Plan for Directors' Fees described on page 10.

                    (3) Includes 6,000 shares owned by his spouse and 240 shares held in custodial accounts for his children. Mr. Warner disclaims beneficial ownership of these shares.

                    (4) Includes 4,717 shares held in trust for family members. Mr. Patterson disclaims beneficial ownership of all but 1,600 of these shares.

                    (5) Includes 5,377 shares owned jointly with spouse, with whom investment and voting power is shared.

                    (6) Includes 500 shares held in trust for family members.

                    (7) Shares owned jointly with spouse, with whom investment and voting power is shared.

                    (8) Shares held in trust for family members.

                    (9) As a group, beneficially own 1.70% of Morgan's common stock.

                    Stock ownership of certain beneficial owners

                    We have been notified by the persons in the following table that they are the beneficial owners (as defined by rules of the Securities and Exchange Commission (SEC)) of more than five percent of our common stock as of December 31, 1997. According to the Schedule 13G filed by each owner with the SEC, these shares were acquired in the ordinary course of business, were not acquired for the purpose of, and do not have the effect of, changing or influencing control over us and were not acquired in connection with or as a party to any transaction having such purpose or effect. In addition, both persons disclaim beneficial ownership of these shares.

                    ============================================================
                                                       Number        Percent of
                                                       of shares     outstanding
                    Name and address of                beneficially  shares
                    beneficial owner                   owned         owned
                    ------------------------------------------------------------
                    The Capital Group Companies,       10,412,010       5.9%
                      Inc.(1)
                      333 South Hope Street
                      Los Angeles, California 90071

                    Merrill Lynch, Pierce, Fenner      12,399,558       7.0
                      & Smith Incorporated (2)
                      World Financial Center,
                      North Tower
                      250 Vesey Street
                      New York, New York  10281
                    ------------------------------------------------------------

                    (1) The Capital Group Companies, Inc., the parent company of six investment management companies, has sole investment power over these shares and has the power to vote 568,030 of them. One of its subsidiaries, Capital Research and Management Company, held 9,715,000 of these shares or 5.5% of our outstanding shares as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

                    (2) Merrill Lynch, Pierce, Fenner & Smith Incorporated, a broker-dealer and the sponsor of various unit investment trusts which invests in equity securities, including our stock, has shared voting and investment power over these shares.

                    Compensation committee report on executive compensation

Role of the         The Committee on Management Development and Executive
committee and       Compensation, composed entirely of independent outside
the Board           directors ("Outside Directors"), is responsible for
                    determining and administering Morgan's executive compensation policies for its senior management within guidelines and plans approved by the Board of Directors.
                    Douglas C. Yearley became a member of the committee in October 1997. The committee's recommendations regarding officers who are directors are subject to the approval of the full board of Outside Directors (with officer directors not participating).

Compensation        Morgan's executive compensation program is designed to
philosophy          attract, reward, and retain highly qualified executives and to encourage the achievement of business objectives, including superior corporate performance. The program seeks:

                    o To foster a performance-oriented environment, where variable compensation is based upon corporate and business group as well as individual performance as measured by achievement of short-term and long-term objectives, taking into account economic conditions and competitive compensation levels.

                    o To enhance management's focus on maximizing long-term stockholder value through a strong emphasis on stock-based compensation.

                    o To increase the variable portion of total compensation (both cash and stock) as an individual's level of responsibility increases. This further aligns the interests of senior management and stockholders.

                    o To promote a cohesive, team-oriented ethic among members of senior management in order to maintain the competitive advantage of efficiently integrating diverse global business capabilities.

Components of       Total compensation for Morgan's senior management is
executive           composed of base salary, annual incentive compensation (of
compensation        which a substantial portion is awarded in the form of
program             restricted stock) and stock option awards.

Base salary         Base salaries for Morgan's senior management are determined by evaluating the responsibilities associated with the position held and an individual's overall level of experience. However, in keeping with Morgan's emphasis on variable rather than fixed compensation, base salaries represent a relatively low percentage of total compensation for these individuals.

Incentive           In keeping with its philosophy of increasing, as an
compensation        officer's level of responsibility increases, the portion of total compensation that depends upon individual and Morgan performance, Morgan's executive compensation program is heavily weighted toward incentive compensation.

                    To establish and maintain a common focus and shared goals among Morgan's most senior management, incentive compensation for this group is determined at year end by the committee, based on its assessment of Morgan's performance as measured by various quantitative and qualitative factors. The primary quantitative factors reviewed by the committee include such financial performance measures as net income (after provision for a threshold return to stockholders) and return on average common stockholders' equity, both as absolute measures and relative to previous years. Qualitative factors evaluated by the committee include Morgan's performance in relation to industry performance, progress toward achievement of Morgan's short-term and long-term business goals, the quality of Morgan's earnings, and the overall business and economic environment. In making its determination, the committee also reviews competitive compensation levels and trends.

                    Each participant in this incentive compensation arrangement is allocated a specified number of shares out of a pool of shares managed by the committee. The committee also determines the value of each share based upon its qualitative and quantitative assessment of Morgan's performance and competitive compensation levels and trends. Actual incentive compensation awards may be further adjusted up or down under special circumstances, to reflect individual or business unit performance. As discussed further below, a substantial portion of these awards is granted in the form of restricted stock.

Stock-based         The committee believes that stock ownership enhances
compensation        individuals' focus on maximizing long-term stockholder
and stock           value. Accordingly, senior officers are strongly encouraged
ownership           to develop significant equity positions in Morgan. Morgan's executive compensation programs are designed to facilitate stock ownership and to ensure that, as an individual's level of responsibility increases, financial rewards depend significantly on Morgan's overall performance.

Restricted stock    Each year, a substantial proportion of incentive
                    compensation for senior management is awarded in the form of restricted stock, issued at fair market value on the date of grant and subject to five-year vesting. Since the value of restricted stock awards will ultimately depend on the market value of Morgan common stock, the committee believes these awards will serve as an ongoing incentive to preserve and increase stockholder value.

                    For 1997, members of senior management received 45% (50% in the case of the Chairman) of their total incentive compensation awards in the form of restricted stock. This percentage is the same as in 1995 and 1996, evidencing the committee's continued commitment to fostering significant senior management stock ownership.

Stock options       Morgan's executive compensation program also includes stock option awards, which are intended to provide additional incentive to increase stockholder value. All 1997 stock option awards to senior management were granted with an exercise price equal to the fair market value of Morgan stock on the date of grant and become exercisable over five years on a pro rata basis. Because Morgan stock option awards provide value only in the event of share price appreciation, the committee believes stock options represent an important component of a well-balanced incentive program.
                    Individual award levels are based upon a subjective evaluation of each individual's overall past and expected future contribution; therefore, no specific formula is used to determine option awards for any employee. Morgan generally grants stock option awards to members of senior management in July of each year. (Prior to 1997, stock option awards were generally granted in January.)

Corporate           J.P. Morgan's net income declined 7% in 1997 to $1.465
performance         billion, mainly because fourth quarter results were down,
and CEO             and return on equity was 13.4% compared with 14.9% in 1996.
compensation        Morgan continued to make good progress toward strategic
                    goals in important areas of its global business, however, with revenue and market share gains in investment banking and growth in asset management. Revenues from client-focused activities continued to grow, while investments to build business capability and capacity contributed to increased expenses. The committee believes that J.P. Morgan is successfully pursuing strategic growth and strengthening its position as a leading global financial institution in a highly competitive environment.

                    As Chairman and Chief Executive Officer since January 1995, and earlier as President, Mr. Warner has demonstrated consistently strong leadership. He has spearheaded Morgan's effort to expand client relationships and develop core competencies in order to realize greater value from the firm's investment in its range of financial capabilities. Importantly, he has sharpened the firm's strategic focus, actively reallocating resources to expand business activities that hold the greatest potential for generating strong returns and to ensure that Morgan remains a global leader in financial services.

                    Reflecting the decline in Morgan's 1997 earnings, Mr. Warner's total annual compensation for the year decreased 8.0% to $5,391,667, including a restricted stock award with a grant date value of $2,350,000. The annual restricted stock award is included under long-term awards in the Summary Compensation Table. Mr. Warner was allocated the largest number of shares in the incentive compensation arrangement for senior officers for 1997, and the percentage of annual incentive compensation that he received in the form of restricted stock - 50% - was the highest in the firm. Mr. Warner was also awarded 80,000 stock options with an exercise price equal to 100% of the fair market value of Morgan stock on the grant date (the material terms of which are described under "Option Grants in 1997"). In setting Mr. Warner's compensation, the committee also takes into account the compensation levels of chief executive officers of Morgan's peer companies and the compensation of other senior officers of Morgan.

Tax deductibility   Section 162(m) of the Internal Revenue Code limits the tax
of executive        deductibility of compensation in excess of $1 million paid
compensation        to certain members of senior management, unless the payments are made under plans which satisfy the technical requirements of the statute (and regulations). While the committee currently intends to pursue a strategy of maximizing deductibility of senior management compensation by making awards under the 1995 Executive Officer
                    Performance Plan and 1995 Stock Incentive Plan (both of which meet the requirements of Section 162(m) and were approved by stockholders during 1995), it also believes it is important to maintain the flexibility to take actions it considers to be in the best interest of Morgan and its stockholders, which may be based on considerations in addition to Section 162(m).

                    The Committee on Management Development and Executive Compensation

                    James R. Houghton, Chairman
                    Riley P. Bechtel
                    Lee R. Raymond
                    Douglas C. Yearley

                    Summary compensation table

                    The table on the following page shows, for the years ending December 31, 1997, 1996, and 1995, the annual and long-term compensation that we paid or accrued for those years to our Chief Executive Officer and four most highly compensated executive officers.

========================================================================================================
                                    Annual compensation            Long-term compensation
                          ---------------------------------------  ----------------------
                                                                   awards
                                                                   ----------------------
                                                                               Securities
                                                                   Restricted  underlying
                                                     Other annual  stock       stock        All other
Name and                        Salary               compensation  award       options      compensation
principal position       Year   ($)      Bonus($)(1) ($)(2)        ($)(3)(4)   (#shares)(5) ($)(6)
--------------------------------------------------------------------------------------------------------
Douglas A. Warner III    1997  $691,667  $2,350,000    $      0   $2,350,000    80,000      $18,624
Chairman                 1996   600,000   2,633,500           0    5,562,813   300,000       30,651
                         1995   591,667   1,815,800           0    1,808,700    75,000       27,110

Roberto G. Mendoza       1997   447,917   2,117,500           0    1,732,500    50,000        8,582
Vice Chairman            1996   425,000   2,208,500     351,253    3,772,531   200,000       18,496
                         1995   425,000   1,678,300           0    1,367,400    40,000       14,234

Kurt F. Viermetz         1997   447,917   1,952,500           0    1,597,500         0            0
Vice Chairman (7)        1996   425,000   2,208,500           0    1,800,000         0        8,500
                         1995   425,000   1,678,300           0    1,367,400    40,000        7,000

Michael E. Patterson     1997   445,833   1,650,000           0    1,350,000    40,000        1,553
Vice Chairman            1996   397,917   1,851,000           0    1,507,500         0       10,673
                         1995   371,250   1,162,000           0      945,000    40,000        7,000

John A. Mayer Jr         1997   394,167   1,402,500           0    1,147,500    35,000       24,668
Chief Financial          1996   327,500   1,576,000           0    1,282,500         0       54,712
Officer                  1995   300,000   1,200,800           0      976,700    30,000       46,513
--------------------------------------------------------------------------------------------------------

                    (1) The amounts for 1995 and 1996 include the cash portion of awards under the Bank's profit sharing program.

                    (2) Mr. Mendoza deferred his 1996 annual bonus into common stock equivalents; the amount reported in this column represents the difference between the fair market value of our common stock and the conversion price for such deferrals on the date such deferral was credited to his account. Note that annual bonus deferral elections are made substantially prior to the time when the conversion price is determinable. Furthermore, the conversion price for stock-based deferrals is determined based upon a predetermined formula and could be either higher or lower than the fair market value of our common stock on the actual date such deferrals are credited.

                    (3) The amounts reported in this column represent the fair market value of restricted stock units awarded at 100% of the fair market value of our common stock on the grant date. This fair market value was: $83.9375 in the case of the special awards described below, $101.469 for 1997 awards, $103.438 for 1996 awards, and $75.625 for 1995 awards. This value is not discounted for restrictions on the stock units. Annual dividend equivalents are paid in cash or are converted into additional share credits in accordance with the terms of the awards and the provisions of the plan under which each award was granted. Except for the special long-term awards granted to Messrs. Warner and Mendoza in 1996, restricted stock awards generally become vested five years after the date of grant or, in the case of death, become immediately vested in full. The amounts reported in this column for 1996 include special long-term awards of 35,000 restricted stock units granted to Mr. Warner and 23,500 restricted stock units granted to Mr. Mendoza. The value of these special long-term awards shown in this column are $2,937,813 for Mr. Warner and $1,972,531 for Mr. Mendoza. The special long-term awards granted to Messrs. Warner and Mendoza will generally vest 10 years after their grant, with pro rata vesting upon death or disability prior to such date. Generally, a committee composed of all non-employee directors may accelerate vesting of restricted stock in its sole discretion.

                    (4) The named officers had the following non-vested restricted stock award balances, in aggregate, outstanding as of January 22, 1998: Mr. Warner, 184,596 shares ($20,572,109); Mr. Mendoza, 149,961 shares ($16,732,111);
                    Mr. Viermetz, 122,760 shares ($13,676,921); Mr. Patterson, 75,340 shares ($8,352,270); and Mr. Mayer, 77,828 shares
                    ($8,655,886). Dollar values are based on (i) the closing price of our common stock on December 31, 1997 ($112.875) for shares which were outstanding on that date and (ii) the average of the high and low prices of our common stock on January 22, 1998 ($101.469) for shares awarded as of that date.

                    (5) The amounts reported in this column for 1996 represent special long-term awards granted to Mr. Warner of 300,000 options and to Mr. Mendoza of 200,000 options.

                    (6) Includes (i) the following contributions to the Bank's deferred profit sharing plan: $8,500 in 1996 and $7,000 in 1995, for each of the named executive officers and (ii) interest exceeding 120% of the applicable federal rate deemed to have accrued on deferrals under our incentive compensation plans (based on termination and distribution at the earliest date permissible under the plans although no such interest will be accrued assuming employment until normal retirement age) of $18,624, $22,151 and $20,110 for Mr. Warner for 1997, 1996 and 1995, respectively; $8,582, $9,996 and $7,234 for Mr. Mendoza for 1997, 1996 and 1995,
                    respectively; $1,553 and $2,173 for Mr. Patterson for 1997 and 1996, respectively; and $24,668, $46,212 and $39,513 for
                    Mr. Mayer for 1997, 1996 and 1995, respectively.

                    (7) Retired effective January 1, 1998.

                    Stock options

                    The following tables show information on stock options that we have awarded to our Chief Executive Officer and four most highly compensated executive officers. The first table shows, along with some additional information, the estimated grant date present value of stock options granted in 1997. These values are calculated pursuant to the proxy rules of the SEC and are calculated under the Black-Scholes model for pricing options. The actual pretax gain realized upon the exercise of stock options will depend upon the excess of the market price of our common stock over the exercise price per share of the stock option at the time the option is exercised. The second table shows select information relating to stock options exercised during 1997 and stock options outstanding as of December 31, 1997. We do not grant any stock appreciation rights.

                    Option grants in 1997

                    ================================================================================
                                                         % of
                                                         Total       Exercise            Estimated
                                              Options    options     or base   Expir-    grant date
                                              granted    granted to  price     ation     present
                    Name                      (#)(1)     employees   ($/Sh)    date      value($)(2)
                    --------------------------------------------------------------------------------
                    Douglas A. Warner III.... 80,000      1.70%     $107.938   7/13/07   $2,162,400
                    Roberto G. Mendoza....... 50,000      1.60       107.938   7/13/07    1,351,500
                    Kurt F. Viermetz.........      0      0.00           N/A       N/A          N/A
                    Michael E. Patterson..... 40,000      0.85       107.938   7/13/07    1,081,200
                    John A. Mayer Jr......... 35,000      0.74       107.938   7/13/07      946,050
                    --------------------------------------------------------------------------------

                    (1) Options vest as to one-fifth of the shares covered by the option on each of the first, second, third, fourth and fifth anniversaries of the grant date.

                    (2) Valued using the Black-Scholes option pricing model. The assumptions used for the variables in the model were: 16.7% volatility; a 10-year risk-free rate of 6.38%, compounded annually; a 3.26% dividend yield; and a 10-year option term.

                    Aggregated option exercises in 1997 and year-end option values

                    =========================================================================================
                                           Aggregated
                                           option exercises       Unexercised options at year-end
                                           ---------------------  -------------------------------------------
                                                                                       Value of securities
                                           Shares                                      underlying in-the-
                                           acquired               Number(#)            money options($)
                                           on                     -------------------------------------------
                                           exercise   Value       Exer-      Unexer-   Exer-       Unexer-
                    Name                   (#)        realized($) cisable    cisable   cisable($)  cisable($)
                    -----------------------------------------------------------------------------------------
                    Douglas A. Warner III.. 51,568   $3,576,344   341,155    430,000  $17,682,835  $5,087,419
                    Roberto G. Mendoza.....      0            0   253,334    276,666   12,427,327   3,116,484
                    Kurt F. Viermetz.......      0            0   253,334     26,666   12,427,327   1,020,809
                    Michael E. Patterson... 14,000      807,625   240,222     66,666   14,102,543   1,259,541
                    John A. Mayer Jr....... 30,275    1,975,294   172,332     55,000    8,972,072     974,516
                    -----------------------------------------------------------------------------------------

                    Stock performance graphs

                    The following graphs show changes over the past five- and ten-year periods in the value of $100 invested in: (1) our common stock; (2) the Standard & Poor's 500 Index; (3) Standard & Poor's Financial Index and (4) companies which comprised the Dow Jones Industrial Average as of December 31, 1997 (of which Morgan is one).

                    Comparisons of five-year total stockholder return

                    [The following table was depicted as a line graph in the printed material]

                    1992       1993       1994       1995       1996       1997
                    ----       ----       ----       ----       ----       ----
     J.P. Morgan    100.0      109.3       92.6      138.1      174.4      208.5
     S&P 500        100.0      110.1      111.5      153.4      188.6      251.5
     S&P Financial  100.0      111.1      107.1      165.0      223.0      330.3
     DJ Industrial  100.0      117.0      122.8      168.2      216.9      270.9

                    Comparisons of ten-year total stockholder return

                    [The following table was depicted as a line graph in the printed material]

                    1987    1988    1989     1990    1991    1992    1993     1994    1995    1996    1997
                    ----    ----    ----     ----    ----    ----    ----     ----    ----    ----    ----
     J.P. Morgan    100.0   100.4   131.9    139.9   224.3   222.9   243.6    206.4   307.9   388.8   464.8
     S&P 500        100.0   116.6   153.4    148.7   193.9   208.6   229.6    232.6   320.0   393.4   524.6
     S&P Financial  100.0   118.4   157.1    123.4   185.9   229.3   254.8    245.7   378.4   511.4   757.3
     DJ Industrial  100.0   116.2   153.7    152.8   189.9   203.9   238.6    250.5   343.1   442.3   552.4

                    The year-end values of each investment shown in the preceding graphs are based on share price appreciation plus dividends, with the dividends reinvested as of the last business day of the month during which such dividends were ex-dividend. The calculations exclude trading commissions and taxes. Total stockholder returns from each investment, whether measured in dollars or percentages, can be calculated from the year-end investment values shown beneath each graph.

                    Retirement benefits

                    Under the Bank's Retirement Plan for United States employees and, in certain cases, the Bank's Benefit Equalization Plan, annual benefits are payable upon retirement to employees of Morgan and the Bank and participating subsidiaries. The amounts shown in the following table are those currently payable under the Retirement Plan (and, where applicable, the Bank's Benefit Equalization Plan) upon retirement in January 1998 at age 65 of a participating employee who has elected to receive his or her pension under a straight-life annuity option.

                    ============================================================
                    Highest average
                    annual salary
                    over three
                    consecutive
                    years of        Estimated annual retirement benefits(1)
                    service         for representative years of credited service
                    ------------------------------------------------------------
                                    15 Years    20 Years    25 Years    30 Years
                    ------------------------------------------------------------
                    $ 50,000.......  $12,900     $17,200     $21,500     $25,800
                     100,000.......   27,150      36,200      45,250      54,300
                     150,000.......   41,400      55,200      69,000      82,800
                     200,000.......   50,900      69,450      88,000     106,550
                    ------------------------------------------------------------

                    (1) The Employee Retirement Income Security Act of 1974, as amended (ERISA), limits the amount of annual benefits which may be payable under a Federal income tax qualified plan, such as the Bank's Retirement Plan. As permitted by ERISA, the Bank's Benefit Equalization Plan provides for the payment (out of the general funds of the Bank) of supplemental pension benefits to participants in the Bank's Retirement Plan to the extent such participants' benefits under the Retirement Plan are reduced by reason of the ERISA limitations. The extent of any reduction will vary in individual cases according to circumstances existing at the time retirement benefit payments commence.

                    The Bank's Retirement Plan for United States employees provides retirement benefits for eligible employees (regular employees with six months continuous service who have attained age 21). Annual benefits payable upon retirement are computed under a formula which is based on the employee's average annual salary for the three highest-paid consecutive years within the final 10 years prior to termination of employment. Since February 1, 1993 there has been a $150,000 limit on all future annual salary amounts used in determining retirement benefits under the Retirement Plan, the Benefit Equalization Plan and the International Pension Plan described below. The current annual remuneration covered by the Retirement Plan, taking into account the amendments described above, is $150,000 for all of the individuals named in the Summary Compensation Table on page 16. The credited years of service for such individuals are as follows: Mr. Warner, 29 years; Mr. Mendoza, 29 years; Mr. Patterson, 10 years and Mr. Mayer, 31 years. Including benefits accrued prior to the February 1, 1993 effective date of the amendments, the estimated annual benefits for the individuals named in the Summary Compensation Table, assuming retirement at age 65, are as follows: Mr. Warner $217,632; Mr. Mendoza $199,496; Mr. Patterson $71,059 and Mr. Mayer $155,311. As part of an agreement with Mr. Patterson, he will receive an additional seven years of credited service which will provide a supplemental retirement benefit of $42,960 paid from the Benefit Equalization Plan.

                    Morgan's International Pension Plan provides additional retirement benefits to certain employees assigned outside their home countries, based on the employee's average annual salary for the three highest-paid consecutive years within the final 10 years of credited service preceding retirement. The International Pension Plan benefit is paid in a lump sum and is determined by multiplying such average salary by the employee's years of credited service and a lump sum accrual rate factor based on the employee's age and deducting an amount equal to the total of all other retirement benefits payable under other Morgan plans and government sponsored pension benefits worldwide.

                    Mr. Viermetz, who retired effective January 1, 1998, will receive $60,303 annually under the Retirement Plan based on his 100% Joint and Survivorship with Reversion election. He also has 20 years credited service under the Bank's Pension Plan for Employees in Germany and under that plan will receive a retirement benefit of DM 87,230 annually. Mr. Viermetz also received a lump sum retirement benefit of approximately $1.75 million under the International Pension Plan, of which Mr. Viermetz was a member by virtue of prior overseas service.

                    ------------------------------------------------------------

                    Transactions with directors and officers

                    In the ordinary course of our business we engage in transactions with some of our directors and executive officers and their associates, or with organizations of which some of our directors are officers or trustees. These transactions are on an arm's length basis and cover a broad range of our business activities, such as loans, deposits, purchases of our commercial paper, purchases of securities issued by others, and investment banking, financial advisory, and other financial services and market transactions.

                    In the ordinary course of our business, we use the products or services of or have other transactions with a number of organizations of which our directors are officers, including AlliedSignal Inc., Corning Incorporated, E.I. duPont de Nemours and Company, Exxon Corporation, Phelps Dodge Corporation and Xerox Corporation.

                    Item 2: Approval of Price Waterhouse LLP as independent
                            accountants

                    We are proposing to appoint Price Waterhouse LLP as our independent accounting firm for 1998 to examine the financial statements of Morgan and its consolidated subsidiaries, including the Bank, and to assist the Examining Committee of the Bank in making its directors' examination as required by law. The Audit Committee has recommended to the Board the appointment of Price Waterhouse LLP.

                    We are submitting this selection to you for your approval.

                    Price Waterhouse LLP served as our principal independent accounting firm in 1997. Audit fees to independent accounting firms in 1997 totaled approximately $11.3 million.

                    Representatives of Price Waterhouse LLP will be at the annual meeting to answer your questions.

                    The Board of Directors recommends a vote FOR this proposal.

                    Item 3: Stockholder proposal relating to lending criteria

                    Sisters of St. Dominic of Caldwell, N.J., 52 Old Swartswood Station Road, Newton, New Jersey 07860-9337, which owns 100 shares of common stock of Morgan, Sisters of Charity of the Incarnate Word, P.O. Box 230969, 6510 Lawndale, Houston, Texas 77223-0969, which owns 1,000 shares of common stock of Morgan, Society of Oblate Fathers for Missions among the Poor, 8818 Cameron Street, Silver Spring, Maryland 20910-4113, which owns 900 shares of common stock of Morgan, School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Ave., St. Louis, Missouri 63125, which owns 54 shares of common stock of Morgan, Benedictine Sisters, 3120
                    W. Ashby, San Antonio, Texas 78228, which owns 365 shares of common stock of Morgan, Maryknoll Fathers and Brothers, P.O. Box 306, Maryknoll, New York 10545-0306, which owns 900 shares of common stock of Morgan, Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011, which owns 100 shares of common stock of Morgan, Franciscan Friars - St. Benedict the Moor Friary, 146 Danforth Avenue, Paterson, New Jersey 07501-3204, which owns 8,000 shares of common stock of Morgan, and Maryknoll Sisters of St. Dominic, Inc., P.O. Box 311, Maryknoll, New York 10545-0311, which owns 200 shares of common stock of Morgan, have indicated that they will introduce the following resolution at the meeting:

                         "WHEREAS according to the Inter-American Development Bank (1997) real wages declined in Latin America by over 30% between 1980 and 1989 as a result of the debt crisis, and they have not risen significantly since 1989 when Latin America began to return to the international capital markets;

                         "WHEREAS unemployment in Latin America has risen by over 2 percentage points since 1989, bringing it close to its 1984 peak during the height of the debt crisis; `The poorest 20 percent of the overall population receives only 3 percent of total income, while at the other extreme the wealthiest 20 percent holds 60 percent.' (IDB) This distribution of income in Latin America is poorer than all other parts of the world except Africa;

                         "WHEREAS according to the 1995 UNCTAD World Trade and Development Report, `in Latin America, the increase in capital flows has been used for private
                         consumption.......Furthermore, much of the flow of FDI
                         (foreign debt investment) to the latter region (Latin America) involved the purchase of existing assets through privatization and debt-equity swaps, rather than through investment in new capacity.' This pattern continues to the present with capital inflows financing deficits in the balance of trade and debt service (balance on current account) but there is relatively little new capital investment as a percentage of gross domestic product;

                         "WHEREAS we believe investments in emerging markets can contribute to a heavy burden on poor people when these regions become unstable;

                         "WHEREAS we believe that productive and ecologically sustainable investments must be encouraged. These will require a more educated work force, and therefore government spending must be geared to education paralleling the industrial development of these industries that are competitive technologically with those countries already producing tradable goods in the international markets;

                         "WHEREAS we believe that the present
                         exchange-rate-based stabilization has constrained growth in Latin America, making the process of development slow and difficult. Therefore, either debt service needs to be mitigated or new capital investment increased;

                         "RESOLVED that the shareholders request the Board of Directors develop policy, criteria and means of oversight to insure that the Corporation's operations and/or services in less developed countries and emerging markets contribute to the sustainable development for the population as a whole and report annually to shareholders on the progress."

                    In support of the foregoing resolution, the proponents state:

                         "We believe that the Corporation must make an evaluation of its contribution to world development each year to show how it is supporting the development of a sustainable world economic system. This report would include the types and amounts of investments that the Corporation has facilitated and the types and amount of loans that it has closed with the resulting benefit to the less developed country. This benefit analysis should be made in the light of the annual reports of such organizations as the World Bank, the Inter-American Development Bank and the UN Conference on Trade and Development (UNCTAD)."

                    The Board of Directors recommends a vote AGAINST this proposal.

                    We understand the seriousness of the issues raised by proponents and respect the depth of their commitment to improving conditions for the poor in developing nations. We share the belief that productive investment is required for sustainable economic growth that benefits the population as a whole. As a leading financial firm in emerging markets, J.P. Morgan assists governments and business enterprises in obtaining access to international capital and deals in a wide range of financial instruments. A sound national economic policy framework remains the most important condition for stable economic growth, and J.P. Morgan also strives to provide responsible advice in this regard to governmental clients who seek our counsel. The contributions we make in responsibly fulfilling our basic business roles help to advance the proponents' goals and make the requested report unnecessary.

                    Item 4: Stockholder proposal relating to political
                            contributions

                    Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 50 shares of common stock of Morgan, has indicated that she will introduce the following resolution at the meeting:

                         "RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner."

                    In support of the foregoing resolution, the proponent states:

                         "REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

                         "If you AGREE, please mark your proxy FOR this resolution."

                    The Board of Directors recommends a vote AGAINST this proposal.

                    A similar resolution was presented in 1976 and was rejected by approximately 98% of the votes cast.

                    The foregoing proposal appears to be directed at contributions for political purposes and political causes. Federal and state laws limit corporate involvement in political campaigns and define the scope of permissible corporate participation in political affairs. Employees may contribute their own funds to candidates or to political action committees. Like many other major corporations, Morgan maintains a political action committee which is administered in strict compliance with federal and state laws. The committee follows procedures to assure that contributions from employees are entirely voluntary. As required by applicable federal and state election laws, information about political contributions made by the committee is publicly available. Adoption of the resolution is therefore unnecessary.

                    Item 5: Stockholder proposal relating to cumulative voting

                    Mr. John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who owns 320 shares of common stock of Morgan, and Mrs. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, who, together with Mr. John J. Gilbert, acts for 400 shares as co-trustee under a will, have indicated that they will introduce the following resolution at the meeting:

                         "RESOLVED: That the stockholders of J.P. Morgan & Co., Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

                    In support of the foregoing resolution, the proponent states:

                         "Continued strong support along the lines we suggest were shown at the last annual meeting when 20.71%, 2,470 owners of 28,138,404 shares, were cast in favor of this proposal. The vote against included 2,716 unmarked proxies.

                         "California law still requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio also has the same provision.

                         "The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons becoming directors before they harm investors.

                         "Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have also been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand, also having cumulative voting, won two awards. FORTUNE magazine ranked it second in its industry as `America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted `on almost any criteria used to evaluate management, Ingersoll-Rand excels.' In 1994 and 1995 they raised their dividend.

                         "Lockheed-Martin, as well as VWR Corporation, now have a provision that if anyone has 40% or more of the shares cumulative voting applies; it does apply at the latter company.

                         "In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting, as well as put in a stagger system of electing directors, and stockholders defeated it, showing stockholders are interested in their rights. Also, Hewlett Packard, a very successful company, has cumulative voting.

                         "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

                    The Board of Directors recommends a vote AGAINST this proposal.

                    Similar resolutions were presented in 1997, 1996, 1995, 1994, 1993, 1992, 1991, 1984, 1979 and 1978. When last proposed in 1997, 79.29% of those votes cast were against the proposal.

                    Cumulative voting permits relatively small groups of stockholders to elect directors to represent their particular interests or points of view. The Board of Directors believes there should never be any question as to whether each director is acting for the benefit of all of the stockholders rather than as a representative of any special group. For this reason, the Board of Directors believes that the institution of cumulative voting in the election of directors would be contrary to the best interests of Morgan's stockholders as a whole.

                    Item 6: Other matters

                    We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is presented, the individuals named as proxies will vote on the matter in his or her best judgment.

Section 16(a)       Section 16(a) of the 1934 Act requires our executive
beneficial          officers and directors and any other persons who own more
ownership           than 10 percent of our common stock ("Reporting Persons") to
reporting           file reports of ownership and changes in ownership on Forms
compliance          3, 4 and 5 with the SEC and the New York Stock Exchange
                    (NYSE). These Reporting Persons are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 that they file with the SEC and NYSE.

                    Based solely on our review of copies of these forms furnished to us and written representations from Reporting Persons, we believe that all of our Reporting Persons complied with these filing requirements for transactions during fiscal year 1997, except for John A. Krol, who filed his Form 4 reporting his initial investment in Morgan stock three days late.

Proxy               We are soliciting this proxy on behalf of our Board of
solicitation        Directors and will bear the solicitation expenses. We are
                    making this solicitation by mail but we may also solicit by telephone or in person. We have hired Morrow & Co. for a fee of $10,500, plus out-of-pocket expenses, to assist in the solicitation. We will reimburse banks, brokerage houses, and other institutions, nominees and fiduciaries, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Stockholder         If you want to submit proposals for possible inclusion in
proposals           our proxy statement for the 1999 annual meeting of
                    stockholders, you must ensure that your proposal is received by us on or before November 11, 1998.


                    March 9, 1998                     Rachel F. Robbins
                                                      Secretary

                           Printed on recycled paper.

     J.P.  Morgan & Co. Incorporated
     Proxy solicited on behalf of the Board of Directors of the Company for Annual Meeting of Stockholders, April 8, 1998

     The undersigned hereby constitutes and appoints Francis J. Morison,  Edward
     F. Murphy and Rachel F. Robbins, and each of them, the true and lawful P agents and proxies of the undersigned with full power of substitution in R each, to represent the undersigned at the Annual Meeting of Stockholders of O J.P. MORGAN & CO. INCORPORATED to be held in Morgan Hall West, 46th floor, X 60 Wall Street, New York, New York, on Wednesday, April 8, 1998, at 11 Y a.m., and at any adjournment of said meeting, and to vote, as directed on the reverse side of this card, on all specified matters coming before said meeting, and in their discretion, upon such other matters not specified as may come before said meeting.

     Election of Directors, Nominees:

     1. Douglas A. Warner III, 2. Paul A. Allaire, 3. Riley P. Bechtel, 4. Lawrence A. Bossidy, 5. Martin Feldstein, 6. Ellen V. Futter, 7. Hanna H. Gray, 8. Walter A. Gubert, 9. James R. Houghton, 10. James L. Ketelsen, 11. John A. Krol, 12. Roberto G. Mendoza, 13. Michael E. Patterson, 14. Lee R. Raymond, 15. Richard D. Simmons, 16. Kurt F. Viermetz and 17. Douglas C. Yearley.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card to J.P. Morgan & Co. Incorporated, c/o First Chicago Trust Company, P.O. Box 8212, Edison, NJ 08818-9079.

                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

     You may vote the shares held in this account by telephone. Voting by telephone will eliminate the need to mail voted proxy card(s) representing shares held in this account. To vote by phone please follow the steps below:

          1)   Have your proxy card and social security number available.

          2) Be ready to enter the PIN number indicated on the reverse side of the card.

          3)   Using    a    touch-tone    telephone,     dial    1-800-OK2-VOTE
               (1-800-652-8683) 24 hours a day.

     The telephone voting system preserves the confidentiality of your vote and will confirm your voting instructions with you during the call. You may also change your selections on any or all of the proposals to be voted.

               YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

       Please mark your
  X    votes as in this
       example.


The Board of Directors
recommends a vote "FOR" Items 1 and 2.
--------------------------------------------------------------------------------
This proxy will be voted "FOR" Items 1 and 2 if no choice is specified.
--------------------------------------------------------------------------------
                  FOR    WITHHELD                        FOR    AGAINST  ABSTAIN
1. Election of                       2. Approval
   Directors.                           of independent
   (see reverse)                        accountants.

For, except vote withheld from the following nominee(s):

_________________________________________________________

--------------------------------------------------------------------------------

The Board of Directors
recommends a vote "AGAINST"
Items 3 - 5.
--------------------------------------------------------------------------------
This proxy will be voted "AGAINST" Items 3 - 5 if no choice is specified.
--------------------------------------------------------------------------------
                                                        FOR    AGAINST   ABSTAIN
3. Stockholder proposal relating to lending criteria.

4. Stockholder proposal relating to political contributions.

5. Stockholder proposal relating to cumulative voting.

--------------------------------------------------------------------------------







SIGNATURE(S)__________________________________________________ DATE_____________

The signer hereby revokes all proxies previously given by the signer to vote at this meeting or any adjournment of the meeting.

NOTE: Please sign exactly as your name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                         J.P. Morgan & Co. Incorporated

                                 Annual Meeting
                                       of
                                  Stockholders

                            Wednesday, April 8, 1998
                                   11:00 a.m.

                         J.P. Morgan & Co. Incorporated
                                Morgan Hall West
                                 60 Wall Street
                            New York, N.Y. 10260-0060

                                IMPORTANT NOTICE
                     IT IS IMPORTANT THAT YOU VOTE, SIGN AND
                   RETURN THE ABOVE PROXY AS SOON AS POSSIBLE.